Contact:

Allison Wey

Vice President, Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL COMPANIES PROMOTES THOMAS J. HAUGHEY TO PRESIDENT AND PAUL V. CAMPANELLI TO CHIEF OPERATING OFFICER

Woodcliff Lake, N.J., November 22, 2011 - Par Pharmaceutical Companies, Inc. (NYSE: PRX) today announced that its board of directors has approved the promotions of Thomas J. Haughey to the role of President and Paul V. Campanelli to the role of Chief Operating Officer of the Company and its subsidiaries, effective immediately.  Both executives will continue to report to Patrick G. LePore who will retain his title of Chairman of the Board and Chief Executive Officer.

Patrick G. LePore, Chairman and CEO, stated, “With the acquisition of Anchen and the pending acquisition of Edict, Par is becoming a larger and more complex organization with three diverse locations and more than 300 additional employees.  These new challenges and opportunities require a President and Chief Operating Officer to effectively manage the Company and its subsidiaries.”  Mr. LePore continued, “Tom and Paul have been instrumental in Par’s many successes to date, and these expanded titles are a better reflection of their current responsibilities and achievements.”

Mr. Haughey has served as Chief Administrative Officer since 2008, Executive Vice President since 2006 and General Counsel and Secretary since joining Par in 2003.   Mr. Haughey brings over 25 years of accounting, legal and pharmaceutical experience to his new role as President.

In addition to his title as Chief Operating Officer, Mr. Campanelli will retain the title of President, Par Pharmaceutical (generics division) and assume responsibility for Strativa Pharmaceuticals (branded division).  Mr. Campanelli began his career at Par in 2001 as Senior Director, Business Development and has held positions of increasing responsibilities.

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. is a U.S.-based specialty pharmaceutical company.  Through its wholly owned subsidiary's two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals, it develops, manufactures and markets higher-barrier-to-entry generic drugs and niche, innovative proprietary pharmaceuticals.  For press releases and other company information, visit http://www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company's most recent Annual Report on Form 10-K, in other of the Company's filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.